SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. [ ])

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

VUZIX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously paid:

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VUZIX CORPORATION

25 Hendrix Road, Suite A

West Henrietta, New York 14586

(585) 359-5900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2018

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Vuzix Corporation. The meeting will be held on June 13, 2018 at 11:00 a.m. (local time) at Vuzix corporate offices located at 25 Hendrix Road, Suite A, West Henrietta, New York, 14586, for the following purposes:

1.	To elect five (5) directors to serve until the 2019 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Freed Maxick CPAs, P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

3.	To approve an amendment to the Vuzix Corporation 2014 Equity Incentive Plan to increase the amount of shares issuable thereunder.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is May 8, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Our transfer books will not be closed.

By Order of the Board of Directors

/s/ Steven D. Ward
Steven D. Ward,
Corporate Secretary

Dated:	April 27, 2018
Rochester, New York

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Your vote is important, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States. If you wish, you may vote via the Internet or telephone. Instructions for doing so are attached to this Proxy Statement. Even if you have voted by proxy or via the Internet, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 13, 2018.

Our proxy statement and Annual Report on Form 10-K, which are enclosed with this mailing, are also available at www.edocumentview.com/vuzi.

VUZIX CORPORATION

25 Hendrix Road, Suite A

West Henrietta, New York 14586

(585) 359-5900

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Vuzix Corporation (“Vuzix”, the “Company”, “we”, “our”, or “us”) in connection with the annual meeting of shareholders of the Company to be held on June 13, 2018 at 11:00 a.m., local time, at Vuzix corporate offices at 25 Hendrix Road, Suite A, West Henrietta, New York, 14586 (the "Annual Meeting"). A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") is available without charge upon written request to the Company's Secretary at the Company's corporate offices, or from the SEC's website at www.sec.gov.

Additional copies of this proxy statement and the Annual Report on Form 10-K, notice of meeting, form of proxy, and directions to be able to attend the meeting and vote in person, may be obtained from the Company's Secretary, 25 Hendrix Road, Suite A, West Henrietta, New York 14586. This proxy statement, together with the accompanying Annual Report on Form 10-K and form of proxy will first be sent to shareholders on or about May 11, 2018 and will also be available on the Company’s website and at the Company’s transfer agent at www.envisionreports.com/VUZI.

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the directors of the Company. Shareholders of record may vote by mail, telephone, or via the Internet. The toll-free telephone number and Internet web site are listed on the enclosed proxy. If you vote by telephone or via the Internet you do not need to return your proxy card. If you choose to vote by mail, please mark, date and sign the proxy card, and then return it in the enclosed envelope (no postage is necessary if mailed within the United States). Any person giving a proxy may revoke it at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a shareholder attending the Meeting, withdrawing the proxy and voting in person.

The expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and regular employees of the Company (who will receive no additional compensation therefor) by means of personal interview, telephone or facsimile. It is anticipated that banks, brokerage houses and other institutions, custodians, nominees, fiduciaries or other record holders will be requested to forward the soliciting material to persons for whom they hold shares and to seek authority for the execution of proxies; in such cases, the Company will reimburse such holders for their charges and expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on May 8, 2018 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date we anticipate there will be outstanding and entitled to vote 27,324,614 shares of common stock, each of which is entitled to one vote on each matter at the Annual Meeting, and 49,626 shares of Series A Preferred stock, convertible into 4,962,600 shares of common stock. Shares of the Series A Preferred Stock are entitled to vote on an as-converted basis with the common stock, such that each share of Series Preferred Stock is entitled to 100 votes on each matter at the Annual Meeting.

Pursuant to the Company's bylaws and applicable provisions of the Delaware General Corporation Law, the vote of: (i) a plurality of the shares of common stock and Series A Preferred Stock (on an as-converted basis) present in person or by proxy and entitled to vote will be required to elect directors, (ii) a majority of shares of common stock and Series A Preferred Stock (on an as-converted basis) either present in person or represented by proxy and entitled to vote will be required to ratify the appointment of the independent auditors, and (iii) a majority of shares of common stock and Series A Preferred Stock (on an as-converted basis) either present in person or represented by proxy and entitled to vote will be required to approve the amendment to the Vuzix Corporation 2014 Equity Incentive Plan. See “How many votes are needed to approve each Proposal?”

The presence, in person or by properly executed proxy, of the holders of shares of common stock and Series A Preferred Stock (on an as-converted basis) entitled to cast one-third of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Holders of shares of common stock and Series A Preferred Stock represented by a properly signed, dated and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as votes cast at the Annual Meeting as to any proposal as to which the brokers do not have voting instructions and discretion. These missing votes are known as “broker non-votes.”

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the board of directors of Vuzix Corporation is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. The Annual Meeting will be held on Wednesday, June 13, 2018 at 11:00 a.m. (local time) at Vuzix corporate offices at 25 Hendrix Road, Suite A, West Henrietta, New York. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card.

We are mailing this proxy statement, the accompanying proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2017 on or about May 11, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 8, 2018, the record date for the meeting, will be entitled to vote at the annual meeting. On April 27, 2018, there were 27,324,614 shares of common stock (each entitled to one vote) outstanding and 49,626 shares of Series A Preferred Stock (each entitled to 100 votes) outstanding.

Stockholder of Record: Shares Registered in Your Name

If on May 8, 2018, your shares of Vuzix common stock were registered directly in your name with our transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 8, 2018, your shares of Vuzix common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote: the election of five (5) directors to serve until the 2019 Annual Meeting of stockholders; the ratification of the selection of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the year ending December 31, 2018; and approval of an amendment to increase the amount of shares issuable under the Company’s 2014 Equity Incentive Plan. Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters for which a vote will be required. However, if any other matters properly come before the Annual Meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock or 100 votes for each share of Series A preferred stock you owned as of May 8, 2018.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least one-third of the outstanding shares of common stock and Series A Preferred Stock (on an as-converted basis) entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting;

•	You have properly submitted a proxy card; or

•	You have voted via the Internet or by telephone

Your shares will be counted towards the quorum only if you submit a valid proxy, have voted via the Internet, have voted via telephone, or vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote via the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy, via the Internet or by telephone to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy, via the Internet or by telephone.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote via the Internet or by telephone, follow the instructions on the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers Internet or telephone voting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the board of directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of Freed Maxick CPAs, P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2018. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the proposal to approve the amendment to the Vuzix Corporation 2014 Equity Incentive Plan.

If you submit your proxy, vote via the Internet or by telephone but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Your shares also will be counted as present at the Annual Meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal, except, however, an abstention has no effect on the election of directors. See “How many votes are needed to approve each Proposal?”

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, it may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes”. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker does not have discretionary authority to vote shares for the election of directors or the proposal to approve the amendment to the Vuzix Corporation 2014 Equity Incentive Plan, but will have discretionary authority to vote on the proposal relating to the ratification of the selection of the accounting firm. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm). We encourage you to provide instructions to your broker to vote your shares for the director nominees and for approval of the amendment to the Vuzix Corporation 2014 Equity Incentive Plan.

How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

Directors are elected by a plurality of the votes represented by the shares of common stock and Series A Preferred Stock (on an as-converted basis) present at the Annual Meeting in person or by proxy. This means that the five (5) director nominees with the most affirmative votes will be elected. Withheld votes, abstentions and broker non-votes will have no effect.

•	Proposal 2 – Ratification of the selection of Freed Maxick CPAs, P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2018.

To be approved, the ratification of the selection of Freed Maxick CPAs, P.C. as our independent auditors for our 2018 fiscal year, must receive “For” votes from the holders of a majority of shares of common stock and Series A Preferred Stock (on an as-converted basis) present in person or by proxy and entitled to vote.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

•	Proposal 3 –Vote to approve an amendment to increase in the available shares reserved for awards and grants under the Vuzix Corporation 2014 Equity Incentive Plan.

To be approved, the proposal to approve the amendment to the Vuzix Corporation 2014 Equity Incentive Plan will require the affirmative vote of a majority of the shares of common stock and Series A Preferred Stock (on an as-converted basis) present in person or by proxy at the Annual Meeting and entitled to vote. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy, voting via the Internet or by telephone?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to Corporate Secretary, Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, New York 14586.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be disclosed in our report on Form 8-K within that we will file with the Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, vote your shares via the Internet or by telephone for each proxy card you received to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

Vuzix will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders also may submit proposals for inclusion in the proxy material. These proposals must meet the stockholder eligibility and other requirements of the SEC To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by January 11, 2019 to our Corporate Secretary, Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, New York 14586.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not earlier than 120 days and not later 90 days before the first anniversary of the preceding year’s annual meeting. The notice must set forth the stockholder’s name, address and number of shares of stock they hold, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest they have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement. We have received no such notice for the 2018 annual meeting. For the 2019 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 25 Hendrix Road, Suite A, West Henrietta, New York 14586, between February 13, 2019 and March 15, 2019.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not earlier than 120 days and not later 90 days before the first anniversary of the preceding year’s annual meeting. The notice must set forth the stockholder’s name and address and number of shares of stock they own, the name and address of the person to be nominated, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. We have received no such notice for the 2018 annual meeting. For the 2019 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 25 Hendrix Road, Suite A, West Henrietta, New York 14586, between February 13, 2019 and March 15, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of April 27, 2018 by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), believed by us to beneficially own more than 5% of our common stock, (ii) each of our executive officers and directors, and (iii) all of our directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul J. Travers	2,612,531	(4)	9.6%
Grant Russell	1,013,547	(5)	3.7%
Michael Scott	91,333	(6)	*
Alexander Ruckdaeschel	104,666	(7)	*
Edward Kay	40,000		*
Paul Boris	166,670	(8)	*
Timothy Harned	22,500		*
Lance Anderson	31,099	(9)	*
Intel Corporation	4,962,600	(10)	15.4%
AIGH Investment Partners, L.P.	1,487,428	(11)	5.4%
Orin Hirschman	1,840,717	(11)	6.7%
Directors and executive officers as a group (8 people)	4,082,346	(12)	14.7%

*less than 1.0%

(1)	The address for each person, unless otherwise noted, is c/o Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, New York, 14586.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants, or the conversion of convertible promissory notes or preferred stock, that are either immediately exercisable or convertible, or that will become exercisable within 60 days after April 27, 2018. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants, convertible promissory notes or convertible preferred stock for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The percentage of shares beneficially owned is based on 27,324,614 shares of our common stock issued and outstanding as of April 27, 2018.

(4)	Includes (i) 1,693,214 outstanding shares of common stock held by Mr. Travers, (ii) 38,193 shares of common stock issuable upon the exercise of options granted under our 2014 option plan, (iii) 11,124 shares of common stock held by Travers Family Trust LLC, (iv) 609,000 shares of common stock held by Paul Travers Annuity Trust I dated May 14, 2015, (v) 182,700 shares of common stock held by Paul Travers Annuity Trust II dated May 14, 2015, and (vi) 78,300 shares of common stock held by Paul Travers Annuity Trust III dated May 14, 2015.

(5)	Represents 948,816 shares held by Mr. Russell and his spouse and (i) 2,667 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 62,064 shares of our common stock issuable upon the exercise of options granted under our 2014 option plan.

(6)	Represents 55,000 shares held and (i) 16,333 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 20,000 shares issuable to Mr. Scott upon exercise of options granted under our 2014 option plan.

(7)	Represents 55,000 shares held and (i) 19,666 shares issuable upon exercise of options granted under our 2009 option plan and (ii) 30,000 shares issuable to Mr. Ruckdaeschel upon exercise of options granted under our 2014 option plan.

(8)	Represents 125,500 shares held and 41,170 shares issuable to Mr. Boris upon exercise of options granted under our 2014 option plan.

(9)	Represents 31,099 shares issuable to Mr. Anderson upon exercise of options granted under our 2014 option plan.

(10)	The address of the stockholder is 2200 Mission College Boulevard, Santa Clara, CA 95054. Represents shares issuable upon conversion of outstanding shares of Series A Preferred Stock. Intel Corporation owns all of our outstanding shares of Series A Preferred Stock, which votes on an as-converted basis with the common stock.

(11)	Based on Schedule 13G/A filed on March 21, 2018. The address of the stockholder is 6006 Berkeley Avenue, Baltimore, MD 21209. Mr. Orin Hirschman is the Managing Member of AIGH Investment Partners, LP’s (“AIGH LP”) General Partner and president of AIGH Investment Partners, L.L.C. (“AIGH LLC”), and his beneficial ownership includes shares held directly by AIGH LP and AIGH LLC. Excludes shares underlying warrants that are not exercisable due to beneficial ownership limitations.

(12)	Beneficial ownership for Paul J. Travers, Grant Russell, Michael Scott, Alexander Ruckdaeschel, Edward Kay, Paul Boris, Timothy Harned and Lance Anderson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC and with any exchange on which the Company’s securities are traded. Officers, directors and persons owning more than ten percent of such securities are required by SEC regulation to file with the SEC and furnish the Company with copies of all reports required under Section 16(a) of the Exchange Act. To our knowledge, based solely upon our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except that a Form 3 was filed late pertaining to Paul Boris.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is established by the board. Our board currently consists of seven (7) members, five (5) of whom have been nominated by the board for re-election to the board at the Annual Meeting. Messrs. Scott and Boris were not nominated for re-election. Following the Annual Meeting, our board will consist of five (5) members.

Thus, at this Annual Meeting, five (5) persons, comprising the entire membership of the Board of Directors, are to be elected. Each elected director will serve until the Company's next annual meeting of shareholders and until a successor is elected and qualified. Of our seven current board members, Paul Travers, Grant Russell, Alexander Ruckdaeschel, Michael Scott and Edward Kay were elected by the stockholders at the last annual meeting and Paul Boris and Timothy Harned were appointed to the board shortly after that same date last year.

The Company has outstanding 49,626 shares of Series A Preferred Stock, all of which are owned by Intel Corporation (the “Series A Purchaser”). The Series A Purchaser is entitled to nominate and elect two (2) directors to the Company’s Board of Directors (the “Board Election Right”), at least one of whom will be required to qualify as an “independent” director, as that term is used in applicable exchange listing rules. The Board Election Right with respect to the independent director will terminate on such date as the number of shares of Series A Preferred Stock then outstanding is less than 40% of the original amount purchased by the Series A Purchaser. The Board Election Right with respect to the second director will terminate on such date as the number of shares of Series A Preferred Stock then outstanding is less than 20% of the original amount purchased by the Series A Purchaser. The Series A Purchaser has not yet exercised the Board Election Right. The Company also granted the Series A Purchaser the right to have a board observer at meetings of the Company’s Board of Directors and committees thereof. The Series A Purchaser has not yet exercised the Board Election Right or their right to appoint an observer and, in November 2017, has notified the Company that it no longer wishes to pursue a strategic relationship with the Company.

The Company anticipates that the accompanying proxy will be voted in favor of the five (5) persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy. All nominees have consented to serve if elected. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the board to fill any such vacancy.

For the election of directors, only proxies and ballots, Internet votes or telephone votes marked “FOR all nominees”, “WITHHELD for all nominees” or specifying that votes be withheld for one or more designated nominees are counted to determine the total number of votes cast; votes that are withheld are excluded entirely from the vote and will have no effect. Abstentions will have no effect on the vote for the election of directors. Directors are elected by a plurality of the votes cast. This means that the five (5) nominees who receive the most affirmative votes will be elected.

The term of office of each person elected as a director will continue until the next annual meeting or until his or her successor has been elected and qualified, or until the director’s death, resignation or removal.

The board of directors considers diversity in the makeup of the Board when evaluating director candidates. Characteristics that it considers include nature and breadth of business experience, professional certification, and education.

The names of the nominees, their ages as of April 27, 2018, and certain information about them, including their business experience during the past five years and their directorships of other publicly held corporations, are set forth below.

Background of Nominees

Paul J. Travers, age 56, was the founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our board of directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products. With more than 30 years’ experience in the consumer electronics field, and 25 years’ experience in the virtual reality and virtual display fields, he is a nationally recognized industry expert. He holds an Associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York. Mr. Travers’ experience as our founder and Chief Executive Officer qualifies him to serve on our board of directors.

Grant Russell, age 65, has served as our Chief Financial Officer and Executive Vice President since 2000 and as a member of our board of directors since April 2009. From 1997 to 2004, Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44 million worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996 it was acquired by a US-based Fortune 100 company in a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a US Certified Public Accountant and a Canadian Chartered Professional Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada and has a secondary residence in West Henrietta, New York. Mr. Russell’s business executive and financial experience qualifies him to serve on our board of directors.

Alexander Ruckdaeschel, age 45, joined our board of directors in November 2012. Since March 2001, Mr. Ruckdaeschel has worked in the financial industry in the United States and Europe as a co- founder, partner and/or in senior management. Mr. Ruckdaeschel cofounded Herakles Capital Management and AMK Capital Advisors in 2008. Mr. Ruckdaeschel has also been a partner with Alpha Plus Advisors, from 2006 to 2010, and Nanostart AG, from 2002 to 2006, where he was the head of their US group. Mr. Ruckdaeschel has significant experience in startup operations as the manager of DAC Nanotech-Fund and Biotech-Fund from 2002 to 2006. Following service in the German military, Mr. Ruckdaeschel was a research assistant at Dunmore Management focusing on intrinsic value identifying firms that were undervalued and had global scale potential. From October 1992 to October 2000 Mr. Ruckdaeschel was in the German military and supported active operations throughout the Middle East while also participating as a professional biathlon athlete. Mr. Ruckdaeschel’s financial experience qualifies him to serve on our board of directors.

 Edward Kay, age 62, has been a director of the Company since April 2016. Mr. Kay is a Certified Public Accountant who spent his 33-year career with PricewaterhouseCoopers LLP (PwC) working with companies in a wide variety of industries, including manufacturing, distribution, software and technology. Mr. Kay served as PwC’s Rochester NY Office Managing Partner for 13 years from 1999 to 2012 and, for a time, Managing Partner of the firm’s Upstate NY practice and had been the Leader of PwC’s high technology practice in Dallas, TX from 1993 to 1999. Mr. Kay was formerly a Board member, Executive Committee member, and Audit Committee Chair of IEC Electronics (NYSE: IEC) from 2013 to 2015, and is currently on the board of a large private company in the product distribution business. During Mr. Kay’s tenure at PwC and through his service on other corporate boards, he accumulated extensive experience in financial, securities, and business matters, including significant leadership roles in dealing with accounting and auditing matters related to public companies, which make Mr. Kay a financial expert and enable him to be a valuable contributor to the Vuzix board.

Timothy Harned, age 53, is an investment banking, corporate development, and financial advisory veteran with more than 30 years of experience in mergers and acquisitions and related activities. Mr. Harned is also a technology specialist with more than twenty years of experience in various technology fields and another ten years working with consumer and industrial companies. Mr. Harned is currently the Founder and Managing Partner of 8Nineteen Advisory, LLC where he serves as a strategic consultant regarding growth matters and provides financial advisory services, with a specialty in mergers and acquisitions and corporate and business development. He has been with 8Nineteen Advisory, LLC since December 2016. He began his career at Lehman Brothers (1987 to 1992) within the mergers and acquisitions group and later joined Banc of America Securities (1996 to 2000) where he became a Managing Director. Mr. Harned subsequently joined Morgan Stanley & Co. (2000 to 2002), where he served as an Executive Director focused on merger and acquisition and capital markets advisory for technology companies. Mr. Harned also spent more than a decade (2003 to 2016) with several technology-focused financial advisory boutiques and has also served as a corporate development executive (1994 to 1996).  Mr. Harned’s corporate development and strategic and financial advisory experience in the technology and consumer fields qualifies him to serve on our board of directors.

RECOMMENDATION OF THE BOARD FOR PROPOSAL 1

Our Board of Directors unanimously recommend A VOTE FOR THE ELECTION
AS DIRECTORS OF THE NOMINEES LISTED ABOVE

Information Regarding the Board and its Committees

Director Meeting and Attendance

During 2017, our board held three (3) in-person regular meetings, sixteen (16) conference-call meetings, and acted twenty three (23) times by unanimous written consent. In addition, the directors considered Company matters and had frequent communication with each other apart from the formal meetings. No board member attended fewer than 75% of the total board meetings or of meetings held by all committees on which he served during 2017.

Our board currently consists of Messrs. Travers, Russell, Ruckdaeschel, Scott, Kay, Boris and Mr. Harned. Biographical information regarding Messrs, Travers, Russell, Ruckdaeschel, Kay, and Harned is set forth above. Biographical information regarding Mr. Boris is set forth below under “Named Executive Officers.”

Michael Scott, age 72, joined our of directors in June 2013. Mr. Scott has been a Professor of Law at the Southwestern Law School in Los Angeles, CA, since 2006. Previously, he was Partner at various legal firms specializing in Technology and IP Practices, including Perkins Coie LLP, and Graham & James. He previously served on the board of Sanctuary Woods Multimedia, Inc., a NASDAQ publicly traded company. He is the author of 7 books on Technology Law as well as the writer of numerous legal IP-related articles published in journals, newspapers and magazines. He is the Founder and Editor-in-Chief of the E-Commerce Law Report and the Cyberspace Lawyer.

Board Independence

Our board has determined that each of our directors nominees other than Mr. Travers and Mr. Russell, and each of our current directors, other than Mr. Travers, Mr. Russell, and Mr. Boris, is an independent director as defined by Rule 10A-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended and NASDAQ rules. We believe that we are compliant with the independence criteria for boards of directors under applicable laws and regulations and the NASDAQ Stock Market. The board may meet independently of management as required.

Board Committees

We have an audit committee, a compensation committee and a nominating committee.

Audit Committee

Our audit committee consists of Edward Kay, Timothy Harned, and Alexander Ruckdaeschel, each of whom is a non-employee director. Our board of directors has determined that each member of our audit committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and meets the requirements of financial literacy under SEC rules and regulations and the NASDAQ Stock Market. Mr. Kay was appointed in April 2016 as the new chairperson of our audit committee and is considered an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and meets the requirements of financial literacy under SEC rules and regulations and the NASDAQ Stock Market. Mr. Kay serves as our audit committee financial expert, as defined under SEC rules. Our audit committee met five (5) times during 2017.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual proxy statement.

Our board of directors has adopted a written charter for our audit committee, which is available on our website (www.vuzix.com).

Compensation Committee

Our compensation committee consisted of Alexander Ruckdaeschel, Edward Kay and Michael Scott, each of whom is a non-employee director. Mr. Ruckdaeschel is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and under the current rules of the NASDAQ Stock Market. Our compensation committee met four (4) times in 2017.

Our compensation committee is responsible for, among other things:

•	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing and recommending compensation goals, bonus and stock compensation criteria for our employees;

•	preparing any compensation committee report required by the rules of the SEC to be included in our annual proxy statement; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our board of directors has adopted a written charter for our compensation committee, which is available on our website (www.vuzix.com).

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, no member of our compensation committee was one of our officers or employees. Moreover, none of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2017.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any legal proceeding in the past 10 years that would require disclosure under Item 401(f) of Regulation S-K.

Nominating Committee

Our nominating committee consisted of Alexander Ruckdaeschel, Timothy Harned and Michael Scott, each of whom is a non-employee member of our board of directors. Mr. Scott was the chairperson of our nominating committee. Our board of directors has determined that each member of our nominating committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and under the rules of the NASDAQ Stock Market. Our board of directors has adopted a written charter for our nominating committee, which is available on our website (www.vuzix.com).  Our nominating committee met two (2) times in 2017.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is posted on the investor relations section of our website (www.vuzix.com).

Nominating Process

The process followed by the nominating committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate any biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals due for next year’s annual meeting?” In addition, stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to Corporate Secretary, 25 Hendrix Road, Suite A, West Henrietta, New York 14586.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the nominating committee seeks candidates who are independent as defined by Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and the rules of the NASDAQ Stock Market, and meet certain selection criteria established by the committee. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole. The board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Corporate Governance and Related Matters

Board Leadership Structure

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not have a policy on whether or not the roles of chief executive officer and chairman should be separate and, if they are to be separate, whether the chairman should be selected from the non-employee directors or be an employee. Currently our chief executive officer acts as chairman. Our board believes that Paul J. Travers, our founder and chief executive officer, is best situated to act as chairman of the board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the board.

Our board believes that the most effective board structure is one that emphasizes board independence and ensures that the board’s deliberations are not dominated by management. Four of our seven current directors (and three of our five director nominees) qualify as independent directors within the meaning of Rule 10A-3 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and NASDAQ rules and regulations. Each of our standing board committees is comprised of only independent directors, including our nominating committee, which is charged with evaluating and reporting to the board on the performance and effectiveness of the board, as necessary. Our board has not appointed a lead independent director.

Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees includes overseeing the risk management activities of management. Our board oversees our risk management processes directly and through its committees. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The nominating committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and succession planning for our directors.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

Vuzix Corporation

c/o Corporate Secretary

25 Hendrix Road, Suite A

West Henrietta, New York 14586

All stockholder correspondence will be compiled by our corporate secretary and forwarded as appropriate.

Director Attendance at Annual Meetings

We have scheduled a board of directors meeting in conjunction with our annual meeting of stockholders and, while we do not have a formal policy regarding attendance at annual meetings, we as a general matter expect that the directors will attend the annual meeting. All of our directors attended our 2017 annual meeting in person.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The audit committee has selected the accounting firm of Freed Maxick CPAs, P.C. (“Freed Maxick”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Freed Maxick has served as the Company’s independent registered public accounting firm since October 2014 and is considered by the audit committee, the board and management of the Company to be well qualified.

The stockholders are being asked to ratify the audit committee’s appointment of Freed Maxick CPAs, P.C. for the year ending December 31, 2018. If the stockholders fail to ratify this appointment, the audit committee may, but will not be required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Freed Maxick, CPAs, P.C. will be present at the annual meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to Freed Maxick CPAs, P.C.

The following table shows the fees that were billed by Freed Maxick CPAs, P.C. to the Company for professional services rendered in 2017 and 2016.

	2017	2016
Audit Fees (1)	$222,450	$220,281
Audit-Related Fees (2)	550	39,640
Tax Fees (3)	13,635	11,450
All Other Fees	-	-
Total Freed Maxick CPAs, P.C. Fees	$236,635	$271,371

(1) Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for such fiscal year and quarterly reviews of our consolidated financial statements.

(2) Audit-related fees represent fees for services rendered in connection with work related to comfort letters, registration statements and due diligence performed in the fiscal year noted.

(3) Professional services billed for tax compliance.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The services performed by, and the fees to be paid to, Freed Maxick CPAs, P.C. in 2017 and 2016 were approved by the audit committee.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of Freed Maxick CPAs, P.C. and determined that the provision of such services was compatible with such firm’s independence. For 2017 and 2016, Freed Maxick CPAs, P.C. provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock and Series A Preferred Stock (on an as-converted basis) present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is needed to ratify the appointment of Freed Maxick CPAs, P.C. as our independent registered public accounting firm for the year ending December 31, 2018. An abstention will have the same legal effect as a vote against the ratification of Freed Maxick CPAs, P.C., and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 2:

Our Board of Directors unanimously recommend that the

stockholders vote FOR ratification of the appointment of FREED MAXICK CPAS, P.C. as our independent registered public accounting firm for the year ending December 31, 2018.

AUDIT COMMITTEE REPORT

Membership and Role of Audit Committee

The audit committee of our board is responsible for providing independent, objective oversight and review of our accounting functions, internal controls and financial reporting process. Currently, the audit committee is comprised of Messrs. Kay, Harned, and Ruckdaeschel. The audit committee operates pursuant to a written charter adopted by the board of directors in December 2009 which may be found on our website www.vuzix.com under the “Investors-Corporate Governance” section. We believe that each of the members of the audit committee is independent as defined by applicable laws and regulations.

Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for performing an independent audit of those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board. Two of the three members of the audit committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent auditors. Edward Kay, a Certified Public Accountant, is chair of the audit committee.

Review of our Audited Financial Statements

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our Annual Report on Form 10-K with management and discussed the quality and acceptability of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our financial statements.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (PCAOB), including Auditing Standard 1301 (Communications with Audit Committees). In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and us, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to us, and considered the compatibility of non-audit services with the auditors’ independence.

 The audit committee discussed with our independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the audit committee recommended to our board of directors (and our board has approved) that our audited financial statements for the year ended December 31, 2017 be included in the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.

The audit committee selects the Company’s independent registered public accounting firm annually and has submitted such selection for the year ending December 31, 2018 for ratification by stockholders at the Company’s annual meeting.

The Audit Committee currently consists of Edward Kay, Timothy Harned and Alexander Ruckdaeschel.

The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3

APPROVAL OF AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABE FOR ISSUANCE
UNDER THE VUZIX CORPORATION 2014 EQUITY INCENTIVE PLAN

The purpose of the 2014 Equity Incentive Plan (the “2014 Plan”) is to retain executives and selected employees and consultants and reward them for making contributions to our success.  These objectives are accomplished by making long-term incentive awards under the 2014 Plan, thereby providing participants with a proprietary interest in our growth and performance. Under the 2014 Plan stock options, stock appreciation rights, stock awards and restricted share units may be issued and the types of awards that may be granted under the 2014 Plan include: (a) stock bonuses, performance stock, performance units, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the common stock (subject to the requirements of the 2014 Plan and in compliance with applicable laws), upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) any similar securities with a value derived from the value of or related to the common stock and/or returns thereon.

The 2014 Plan was originally adopted by the Board in April 2014 and approved by stockholders at our 2014 Annual Meeting held on June 24, 2014. The 2014 Plan will terminate on the tenth anniversary of the date of approval by the shareholders, unless earlier terminated by the Board.

The Board of Directors administers the 2014 Plan. The term “Administrator” is used in this proxy statement to refer to the person (the Board and its delegates) charged with administering the 2014 Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2014 Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the 2014 Plan are conclusive and bind all parties.

Participation is limited to employees, non-employee directors, as well as consultants and advisors who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consists of all employees of the Company.

The maximum number of shares of common stock that may be issued under the 2014 Plan is currently equal to 10% of the then outstanding shares of stock. The Board of Directors has approved, subject to shareholder approval at the Annual Meeting, an amendment to the 2014 Plan, in the form of Appendix A hereto, to increase the maximum number of shares issuable under the Plan to twenty percent (20%) of the then outstanding shares of stock. As of the date of this proxy the maximum number available for issue will increase from 2,732,461 to 5,464,923 and thereafter shall automatically be increased each time the Company issues additional shares of common stock so that the total number of shares issuable under the 2014 Plan will at all times equal twenty percent (20%) of the then outstanding shares of stock, unless in any case the Board of Directors adopts a resolution providing that the number of shares issuable under the 2014 Plan shall not be so increased.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 3:

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO INCREASE THE SHARES AVAILABLE FOR ISSUANCE UNDER THE VUZIX CORPORATION 2014 EQUITY INCENTIVE PLAN.

COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our Named Executive Officers (“NEOs”) during 2017. For 2017, we determined that the following officers were our named executive officers for purposes of this proxy statement:

•	Paul J. Travers - chief executive officer and president
•	Grant Russell – chief financial officer and executive vice president
•	Paul Boris – chief operating officer
•	Lance Anderson – vice president of sales

Biographical information regarding Mr. Travers and Mr. Russell is provided under Proposal No. 1 above.

Paul Boris, age 54, was appointed to our board on June 20, 2016 and has served as our chief operating officer since May 2017. Mr. Boris has driven digital transformation within industrial operations for decades. In the mid-90's, Paul led the trend of deployment of technology within manufacturing as a senior consultant with one of the largest MES integration firms - concepts we now call the Industrial Internet of Things (IIoT). Paul was the dynamic force behind the Perfect Plant initiatives at SAP where he was Global Vice President, Enterprise Operations Management. He served as director as the National Association of Manufacturers (NAM), the US’s largest industrial trade association for just under 5 years to 2014. As CIO of Advanced Manufacturing Strategy for GE, he focused on driving GE's innovative factory strategy to increase productivity and deliver asset and operations optimization and is currently the Vice President of Manufacturing Industries for GE Digital at GE.

Lance Anderson, age 45, is Vice President of Sales for Vuzix. Lance is responsible globally for sales of Vuzix’s full line of smart glasses products. While focused on continually expanding VAR and wholesale channels, Lance is responsible for direct sales to the Fortune 500 as well as the world’s largest companies in manufacturing, service, and logistics verticals to drive critical programs in augmented reality via Vuzix smart glasses. Lance is concurrently responsible for growing the ecosystem of software application developers and systems integrators for Vuzix products. Prior to Vuzix, Lance spent 20 years in the Supply Chain and Logistics field focused on systems design and complex software implementation for some of the world’s largest warehouses and airports. Lance was Vice President of Sales at Invata Intralogistics from 2014 prior to joining Vuzix and had been the Director of Sales for North America at Beumer Corp prior to joining Invata. Lance has extensive sales and management experience with complex large capital projects while working for global companies such as Beumer Machinenfabrik, Honeywell Intelligrated, and others. Lance holds a BS in Industrial Engineering and an MBA in Finance.

Compensation Philosophy

We believe that the products and technology of the Company and their evolution are critical to our future growth. Smart glasses, wearable computing and waveguide optics are still evolving rapidly and accordingly we attempt to strike a balance between longer term strategic initiatives and short-term financial metrics as performance indicators. As such, we believe it is important to reward not just financial achievement but progress in our strategic initiatives such as the development of new products and/or technologies. As a result, we strive to counterbalance our employee retention objectives and pay-for-performance objectives. Historically, we believe we have accomplished this by compensating our executives with a combination of base salary and performance bonus awards and to a lesser extent long-term equity-based retention compensation. In addition, we periodically use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy. We currently have no pre-established policy for the allocation between either cash or non-cash compensation but we do emphasize long term results over annual achievements.

Role of the Compensation Committee

The Compensation Committee of our board of directors sets our executive compensation policies and determines the amounts and elements of compensation for our executive officers. As set forth in the Compensation Committee’s written charter, its responsibilities include establishing compensation policies for our directors and executive officers; reviewing and approving the CEO’s, CFO’s and COO’s annual compensation; approving employment agreements or arrangements with executive officers; administering our 2014 Equity Incentive Plan and approving grants under the 2014 Plan; and making recommendations regarding any other incentive compensation or equity-based plans. The Compensation Committee may delegate certain authority with respect to compensation matters to our executive officers.

For all executive officers other than our CEO, CFO, and COO, the Compensation Committee establishes and approves the base salary compensation based on recommendations from the CEO.

With respect to compensation of our CEO, CFO, and COO, the Compensation Committee establishes and approves the compensation determinations based on the Compensation Committee’s evaluation and performance reviews of our CEO, CFO, and COO.

A copy of the Compensation Committee charter is posted on our website, www.vuzix.com, under the heading “Investors: Corporate Governance.” In 2017, our Compensation Committee consisted of Mr. Ruckdaeschel Chair and Messrs. Scott and Kay, each of whom is an independent director as determined by our Board of Directors, based upon the NASDAQ Rules and our independence guidelines.

The Role of Management

At the request of the Compensation Committee, the NEOs of the Company may be present at Compensation Committee meetings for discussion purposes. However, they have no involvement in the decisions made by the Committee, nor do they have a vote on any matters brought before the Committee. The Compensation Committee meets with the CEO to discuss his performance and compensation package, but ultimately decisions regarding his package are made solely based upon the Committee’s deliberations, as well as input from the compensation consultant, as requested. The Compensation Committee considers recommendations from the CEO, as well as input from the compensation consultant as requested, to make decisions regarding any other NEOs.

Role of the Compensation Consultant

The Compensation Committee is comprised exclusively of independent outside directors. In making its determinations with respect to executive compensation, the Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities. The engagement of services from the compensation consultant provides input on trends in executive compensation and an outside perspective on our executive compensation practices and assists with our peer group benchmarking analysis. The Compensation Committee uses the consultant to assist in the identification and selection of peer companies for purposes of comparing compensation practices, to provide guidance regarding the amount and types of compensation that we provide to our executives and board of directors, and other compensation-related matters.

In making its determinations with respect to executive compensation, the Compensation Committee has periodically engaged the services of a compensation consultant to provide input on trends in executive compensation and to obtain an outside perspective on our executive compensation practices and assist with our peer group benchmarking analysis. The Compensation Committee does not believe a formal annual peer group assessment by an independent third party is necessary unless either internal factors, such as employee turn-over, or external factors, such as published reports in industry periodicals, indicate significant changes in executive compensation have taken place. In 2018 the Company engaged Burke Group, LLC (“Burke”) as the compensation consultant to provide the following services:

•	Recommend changes to the peer group of comparable companies;

•	Complete a competitive analysis of compensation for each executive utilizing comparable peer company compensation data;

•	Provide assistance with our long-term incentive strategy and

•	Provide general executive compensation advice.

In addition, the Company asked Burke for assistance in benchmarking the compensation and long-term incentives of the CEO and other NEOs and to review a draft of the proxy statement.

The compensation consultant reports directly to the Compensation Committee and carries out responsibilities as assigned by the Committee. The Compensation Committee has the sole authority to retain and terminate the compensation consultant and to approve the compensation consultant’s fees and all other terms of the engagement. The Committee exercised this authority to engage Burke as its independent compensation consultant and has direct access to the compensation consultant throughout the year. Burke serves as an advisor to the Compensation Committee on topics primarily related to Board and executive compensation. Burke does not provide us with any services other than the services provided at the request of the Compensation Committee.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Burke is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Burke in 2018 and determined that Burke’s work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and by the SEC and the Nasdaq Global Market.

Elements of Executive Compensation

Our compensation program is designed to be simple, straightforward and fair. We use the following compensation and benefits elements to provide an overall competitive compensation and benefits package that is tied to creating stockholder value and supporting the execution of our business strategies:

•	Base salary;

•	Annual bonus; and

•	Long-term incentives.

The Compensation Committee evaluates the overall performance of the NEOs during the year against annual budgets; evaluates the CEO’s achievements against the Board’s expectations; obtains input from the CEO on the performance reviews of the other executive officers; evaluates the potential for future contributions by each executive to our long-term success; and periodically compares our executive compensation against a benchmarking analysis of a group of peer companies.

Salary. Base salary is the primary fixed element in the Company’s compensation program and is intended to provide an element of certainty and security to the Company’s executive officers on an ongoing basis. Salaries are based on the executive’s level of experience, functional specialty and responsibility. Executive salaries are reviewed on an annual basis by the Compensation Committee. Any increases in salary are based on an evaluation of the individual’s performance, level of responsibility and, when such information is available, the level of pay compared to the salaries paid to persons in similar positions in the Company’s peer group or as shown in survey data.

The following table summarizes the annualized base salaries in effect as of December 31, 2017, 2016 and 2015 for the named executive officers:

Officer	2017 Salary	2016 Salary		Percent Change 17 vs 16	2015 Salary	Percent Change 16 vs 15
Paul Travers	$500,000	$425,000		18%	$425,000	0%
Grant Russell	$425,000	$350,000		21%	$350,000	0%
Paul Boris	$500,000	$-	(1)	N/A	$-	N/A
Lance Anderson	$180,000	$180,000		0%	$180,000	0%

(1)	Mr. Boris joined the Company on May 8, 2017.

The Compensation Committee approves all option grants with input and recommendations from the CEO, with the exception that the CEO and CFO have been delegated authority to approve initial grants made to newly hired employees. New employees may receive a stock option grant when hired in order to immediately align their interests with us and may be eligible for additional option grants going forward.

Bonus. Any short-term bonuses or cash incentive awards to executive officers are tied to achieving performance metrics established by the Compensation Committee during the first portion of the year, with input from the CEO, which are not reset during the year, regardless of Company performance or economic conditions. The program creates incentive for the executive officers to direct their efforts toward achieving specified company goals and individual goals. To measure our 2017 performance, the Compensation Committee established goals related to the Company’s financial performance, attainment of strategic milestones and approved individual goals for executives. In 2017, we fell short of reaching the Company’s financial and operational performance goals and therefore no bonuses were earned by our NEOs.

Long-Term Incentives

We believe that including an equity-based incentive component of compensation is a critical tool for motivating our executives and certain employees. We believe that granting equity awards to our executives aligns executive compensation with long-term stockholder value. By awarding executive officers with equity awards that vest over time, we believe that our executive officers will have a continuing stake in our long-term success.

We weight our total executive compensation towards restricted stock awards which either vest upon the achievement of certain milestones or vest over time. While our management can improve our financial performance through the sales of our current products, cost reduction efforts, process improvements and other short-term advancements, we believe that our executive officers’ focus on long-term achievements, particularly increasing our product and patent portfolios, will create the greatest stockholder value. We believe that by granting our executives meaningful levels of equity awards that vest over the long-term we will achieve the proper balance between incentivizing them to focus on the current fiscal year’s results and longer-term strategies of the Company.

In determining the size of each equity award granted to our executive officers, the Compensation Committee considers:

•	the amount previously awarded on an annual basis to the executive;

•	recommendations from the compensation consultants;

•	the total value of unvested equity awards held by the executive; and

•	the executive’s overall performance, our performance during the year, and the dilution to the stockholders.

In 2017 we granted our employees 534,500 stock options and 100,000 stock awards for a total of 634,500 in total equity awards, of which 150,000 stock options and 100,000 stock awards were granted to our new COO. None were granted to our other NEOs in 2017.

Perquisites

The Company does not offer any perquisites for the exclusive benefit of the NEOs. Our healthcare, insurance, and other welfare and employee-benefit programs are the same for all eligible domestic employees, including executive officers. Benefits provided include health and dental coverage, group term life insurance, and disability programs. We share the cost of health and welfare benefits with our employees, a cost that is dependent on the level of benefits coverage that each employee elects. The benefits provided to foreign employees are typically determined by the laws of the applicable country they reside in or we reimburse their costs of obtaining equivalent benefit coverages. We have no outstanding loans of any kind to our executive officers.

Clawback Policy

We are adopting in 2018, a Clawback Policy that provides that certain performance-based compensation is recoverable from an executive officer if the Company determines that an officer has engaged in knowingly or intentionally fraudulent or illegal conduct that caused or substantially caused the need for a restatement of the Company’s financial results. If the Board or an authorized committee determines that any such performance-based compensation would have been at a lower amount had it been based on the restated financial results, the Company will, to the extent practicable and permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Employment and Other Agreements

We typically do not offer employment agreements and the only current employees with such an agreement are our CEO and CFO, both of which were entered into in 2007, which are still effective

All our Equity Plans provide for the acceleration of the vesting of unvested stock options and restricted stock awards in the event of a change in control.

Compensation Determinations

Peer Group Benchmarking

In 2018, the Compensation Committee engaged Burke Group to assist in selecting an appropriate peer group for compensation analysis. The companies were selected as peers based on their being in a similar industry, primarily manufacturers of electronic components or electronic equipment and instruments, and of a generally similar size, based mainly on equity market capitalization that approximated ours. A total of 14 companies were selected and include the following companies:

-Agilysys Inc	-Avid Technology Inc
-Clearfield Inc	-GSI Technology Inc
-Immersion Corporation	-Intevac Inc
-IntriCon Corporation	-Iteris Inc
-Kopin Corporation	-LRAD Corporation
-Luna Innovations Incorporated	-Maxwell Technologies Inc
-MicroVision Inc	-Pixelworks Inc

The peer group information was a reference point for setting the planned NEO compensation in 2018.

Compensation Discussion and Analysis

The Compensation Committee believes that the Company’s NEOs play a critical role in the operational and financial performance of the Company that creates long-term value for our stockholders. Accordingly, the Company’s executive compensation philosophy is to reward our executives for individual performance and for contributions to our performance. We believe that the markets to which our products are targeted, specifically “Wearable Technologies” are in their early development stage. As the customer requirements are being defined and refined, we need to adapt and refine our products which places a greater emphasis on successful development efforts and less on operational metrics used by businesses who serve more traditional and mature markets. The Compensation Committee believes that new products and intellectual property of the Company are critical to the Company’s future growth, such as upcoming and new wearable technology products and smart glasses, including waveguide optics models. Additionally, the Compensation Committee believes it is important that, during periods when the Company does not generate positive cash flow from operations, management seek new capital on a timely basis to allow the Company to follow its business plan and reduce risks. Accordingly, the Compensation Committee seeks to strike a reasonable balance between lead (strategic initiatives) and lag (financial metrics) performance indicators. We believe it is more important to reward our strategic initiatives such as the development of new products and/or technologies than financial metrics. We would expect, as the market begins to evolve, that a shift towards financial metrics will take place. We do not believe in a “feast” or “famine” incentive philosophy based on a particular year’s operational metrics but rather a long-term sustainable compensation system.

 As a result, we strive to counterbalance our employee retention objectives and pay-for-performance objectives. Historically, we believe we have accomplished this by compensating our executives with a combination of base salary, performance bonus awards and long-term equity-based retention compensation. There is no pre-established policy for the allocation between either cash or non-cash compensation, but we do desire to emphasize long-term results over annual achievements.

We believe that the quality, commitment and performance of our executives are critical factors affecting our long-term value. Accordingly, our compensation objectives include:

•	aligning our executive interests with the Company’s goals and our stockholders’ interests;
•	retaining our executives and key employees; and
•	rewarding individuals for their performance.

In addition, we periodically use benchmarks and peer group comparisons to assist us in determining whether our executive compensation is appropriate in light of our compensation objectives and philosophy.

Accordingly, the Compensation Committee focused on implementing a short-term incentive plan based on new products entering finished and volume production and the maintenance of adequate cash balances as key measurements for the CEO, CFO, and COO for the Company’s 2017 fiscal year, and an incentive plan that focused on smart glasses sales commissions for the Vice-President of sales.

Overall context of Compensation Committee’s view of bonus environment.

Vuzix, while having been in existence for many years, is still in its early stages in terms of commercial product development and market penetration. In addition, its management team is relatively lean, with its senior-most executives charged with both oversight and execution responsibilities.

Given the above, the Compensation Committee, in its construct of the bonus plan for 2017, concluded that the Company is best served by a bonus plan that is relatively simple, with the following overall attributes:

•	The bonus (as a % of base annual compensation) will be the same for the three senior executives, and set at 40%, excluding the VP of Enterprise Sales position, whom is paid sales commissions instead;
•	Revenue growth and reduced operating loss targets were accorded the heaviest weighting, including unit product sales targets; and
•	Consideration for the maintenance of sufficient capital or major alliance transactions to allow the work to grow to its eventual profitability.

For fiscal 2017 as none of the agreed upon targets were met, no bonuses were paid to any of the senior level officers, other than commission payments to the Vice-President of Enterprise sales.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis for the year ended December 31, 2017 and discussed this Compensation Discussion and Analysis with the Company’s management. Based on this review and its discussions with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Vuzix Corporation.

COMPENSATION COMMITTEE

Alexander Ruckdaeschel, Chairperson

Edward Kay

Michael Scott

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for 2017 and 2016. More detailed information is presented in the other tables and in the footnotes to the tables.

		Salary Paid		Bonus or Commission		Option Awards		Stock Award		All Other Compensation		Total
Name and Principal Position	Year	($)		($)		($)		($)		($)		($)
Paul J. Travers, President	2017	$475,000	(1)	$—		$—		$—		16,226	(9)	$491,226
and Chief Executive Officer	2016	425,000	(1)	145,000		—		—		7,079	(9)	577,079
	2015	383,333	(1)					500,000	(6)	9,278	(9)	892,611

Grant Russell, Chief Financial	2017	400,000	(2)	—		—		—		23,333	(10)	423,333
Officer and Executive Vice	2016	350,000	(2)	145,000		—		—		17,171	(10)	512,171
President	2015	325,000	(2)					500,000	(6)	19,700	(10)	844,700

Paul Boris, Chief	2017	309,789	(3)	—		810,700	(7)	590,000	(7)	9,939	(11)	1,720,428
Operating Officer	2016	—		—		—		—		—		—
	2015	—		—		—		—		—		—

Lance Anderson, Vice-	2017	180,000	(4)	137,153	(5)	80,349	(8)	—		—		397,502
President Sales	2016	180,000	(4)	87,462	(5)	—		—		—		267,462
	2015	115,615	(4)	43,573	(5)	154,230	(8)	—		—		313,418

(1)	Mr. Travers’s contract provides for an annual salary of $500,000 beginning on May 1, 2017. For the period May 1, 2015 to April 30, 2017 it was $425,000. For the period January 1 to April 30, 2015, it was $300,000.

(2)	Mr. Russell’s contract provides for an annual salary of $425,000 beginning on May 1, 2017. For the period May 1, 2015 to April 30, 2017 it was $350,000. For the period January 1 to April 30, 2015, it was $275,000.

(3)	Mr. Boris’s employment with the company provides for an annual salary of $500,000 beginning on May 8, 2017, his date of hire.

(4)	Mr. Anderson received an annual salary of $180,000 in 2017, 2016 and 2015 (partial year).

(5)	Represents sales commissions paid and accrued for the periods.

(6)	Represents the total fair market value of stock awards granted in 2015, which was determined by multiplying the number of shares of restricted common stock granted upon the closing of the Series A Preferred Stock offering on January 2, 2015, which was valued at its conversion price of $5.00 per share.

(7)	Mr. Boris was awarded 100,000 shares of restricted stock as part of his employment with the company. The total fair market value of stock awards granted on May 8, 2017 was $590,000, which was determined by multiplying the number of shares of restricted common stock granted by the closing price of our common stock as listed on NASDAQ on the day of grant. This stock award vests evenly over a 48 month period. The total fair market value of the stock options granted on May 8, 2017 was $810,700, which vest evenly over a 48-month period. See Notes 1 and 13 of the consolidated financial statements included in our Form 10-K for the year ended December 31, 2017, regarding assumptions underlying the valuation of equity awards.

(8)	Mr. Anderson was award 15,000 options, which vest evenly over a 48 month period. The total fair market value of the stock options granted on April 21, 2017 was $80,349. Mr. Anderson was award 35,000 options upon his hire on May 21, 2015, which vest evenly over a 48 month period. The total fair market value of the stock options granted on May 21, 2015 was $154,230. See Notes 1 and 13 of the consolidated financial statements included in our Form 10-K for the year ended December 31, 2017, regarding assumptions underlying the valuation of equity awards.

(9)	Consists of amounts paid to Mr. Travers as a car allowance (as per his employment contract) and for health and group life insurance.

(10)	Consists of amounts paid to Mr. Russell in reimbursement for the rental of an automobile in Rochester and direct travel to and from his primary residence in Vancouver, Canada to Rochester, New York and for health and group life insurance.

(11)	Consists of amounts paid to Mr. Boris for health insurance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and unexercisable stock options held by the named executive officers at December 31, 2017.

	Option Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Paul Travers (1)	38,193	1,807	—	$2.70	8/18/2024
Grant Russell (1)	62,064	2,936	—	2.70	8/18/2024
Grant Russell (2)	2,667	—	—	11.25	5/01/2019
Paul Boris (1)	41,170	108,830	—	5.90	5/08/2027
Lance Anderson (1)	26,807	8,193	—	5.27	5/21/2025
Lance Anderson (1)	4,292	10,708	—	5.85	4/21/2027

(1)	This option granted under our 2014 option plan vests in equal monthly installments over 48 months from the date of grant.

(2)	This option was granted under our 2009 option plan and it vested in equal monthly installments over four years from the date of grant.

Equity Compensation Plan Information

The Company has adopted the Vuzix 2007 Stock Option Plan (the “2007 Plan”), the Vuzix 2009 Stock Plan (the “2009 Plan”) and the Vuzix 2014 Incentive Stock Plan (the “2014 Plan” and, together with the 2007 and 2009 Plan, the “Plans”). As of April 27, 2018, under the 2007 Plan, we have 10,665 options outstanding and none available for future use. Under the 2009 Plan, we have 117,094 options outstanding and none available for future use. The maximum number of shares of common stock that may be issued under the 2014 Plan was initially set at 1,000,000 and thereafter automatically increases each time the Company issues additional shares of common stock so that the total number of shares issuable thereunder at all times is currently equal to 10% of the then outstanding shares of stock, unless in any case the Board of Directors adopts a resolution providing that the number of shares issuable under this Plan will not be so increased. The Board of Directors has approved, subject to shareholder approval at the Annual Meeting, an amendment to the 2014 Plan to increase the shares issuable under the 2014 Plan to to 20% of the then outstanding shares of shares stock. As of April 27, 2018, the maximum number shares issuable under the 2014 Plan is 2,732,461. Under the 2014 Plan, we have 1,480,809 options outstanding and 1,251,652 options available for future issuance.

The purpose of the Plans is to retain executives and selected employees and consultants and reward them for making contributions to our success.  These objectives are accomplished by making long-term incentive awards thereby providing participants with a proprietary interest in our growth and performance. Each of the plans are administered by our board of directors.

The following table summarizes information as of the close of business on December 31, 2017 concerning the Plans and the options outstanding.

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan’s approved by security holders	1,510,244	$5.04	1,045,143
Equity compensation plans not approved by security holders	—	—
Total	1,510,244	$5.04	1,045,143

Employment Agreements

Paul J. Travers

On August 1, 2007, we entered into an employment agreement with Paul J. Travers providing for his continued service as our Chief Executive Officer and President. Effective May 1, 2017, the Compensation Committee increased Mr. Travers’ annual base salary to $500,000. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the Code) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Effective May 1, 2017, the Compensation Committee increased Mr. Russell’s annual base salary to $425,000. He is also eligible to receive such periodic, annual or other bonuses as the board of directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, in the sole discretion of the board of directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the board of directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York, to reimburse him for the costs of travel between Rochester, New York and his primary residence in Vancouver, British Columbia, Canada and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. We provide Mr. Russell the option to receive a portion of his salary in the form of a housing allowance, at the rate prescribed by the Internal Revenue Service, for the maintenance of a second residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as cash compensation. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for 24 months after his termination for any reason other than by him for good reason or by us without cause and for 48 months after his termination if such termination results in our obligation to pay him the change of control payment described below.

Potential Payments upon Termination or Change in Control

This section sets forth information regarding compensation and benefits that each of the NEOs would receive in the event of a change in control (as defined in the applicable employment agreement) or in the event of termination of employment under several different circumstances, including: (1) termination by Vuzix for cause (as defined in the applicable employment agreement); (2) a voluntary termination by the named executive officer; (3) termination by the named executive officer for good reason (as defined in the applicable employment agreement); (4) involuntary termination by Vuzix without cause; (5) death; or (6) disability (as defined in the applicable employment agreement).

Under the agreements of both Mr. Travers and Russell: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, commission of a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) five or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

Under their employment agreements, “change of control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing fifty percent (50%) or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of seventy five percent (75%) of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the board of directors; or (v) the acquisition by any entity or individual of one hundred percent of our capital stock.

The actual amounts that would be payable in such circumstances can only be determined at the date of termination or upon the change in control. The amounts included below are based on the following:

•	We have assumed that the termination event occurred effective as of December 31, 2017, the last day of 2017;

•	We have assumed that the value of our common stock was $6.25 per share, the US dollar closing market price of our common stock on December 31, 2017, the last trading day of our common stock, and that all unvested options were exercised on December 31, 2017; and

•	Health benefits are included at the estimated value of continuation of this benefit.

Paul J. Travers

If Mr. Travers’s employment is terminated (i) by the Company without cause or (ii) by Mr. Travers for good reason or (iii) as a result of disability, Mr. Travers would be entitled to receive:

•	two times his annual base salary, payable in 24 equal monthly installments	$1,000,000
•	his annual incentive bonus, payable within 60 days of termination	$-
	Total cash compensation upon termination	$1,000,000

If Mr. Travers’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Travers would be entitled to receive:

•	four times his annual base salary, payable in 48 equal monthly installments	$2,000,000
•	his annual incentive bonus, then in effect, payable within 60 days of termination	$-
	Total cash compensation upon change of control	$2,000,000

Additionally, in either case Mr. Travers would also be entitled to:

•	continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$13,950 (for 24 months) or $27,900 (for 48 months)
•	any accrued amounts owing to him
•	additionally, in the event any severance payments under those existing agreements become subject in the future to IRS Section 280G excise taxes that lower the net amounts after tax those officers would otherwise receive, then the Company shall gross up such payments to these “disqualified individuals” (IRS definition) for the 20 percent excess tax if their currently existing severance arrangements are deemed excess parachute payment amounts

If Mr. Travers’s employment is terminated for cause or by Mr. Travers voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Grant Russell

If Mr. Russell’s employment is terminated (i) by the Company without cause or (ii) by Mr. Russell for good reason or (iii) as a result of disability, Mr. Russell would be entitled to receive:

•	two times his annual base salary, payable in 24 equal monthly installments	$850,000
•	his annual incentive bonus, payable within 60 days of termination	$-
	Total cash compensation upon termination	$850,000

If Mr. Russell’s employment is terminated within one year of a change of control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Russell would be entitled to receive:

•	four times his annual base salary, payable in 48 equal monthly installments	$1,700,000
•	his annual incentive bonus, then in effect, payable within 60 days of termination	$-
	Total cash compensation upon change of control	$1,700,000

Additionally, in either case Mr. Russell would also be entitled to:

•	continuation of medical benefits throughout the 24 or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$4,662 (for 24 months) or $9,324 (for 48 months)
•	any accrued amounts owing to him
•	additionally, in the event any severance payments under those existing agreements become subject in the future to IRS Section 280G excise taxes that lower the net amounts after tax those officers would otherwise receive, then the Company shall gross up such payments to these “disqualified individuals” (IRS definition) for the 20 percent excess tax if their currently existing severance arrangements are deemed excess parachute payment amounts

If Mr. Russell’s employment is terminated for cause or by Mr. Russell voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

CEO Pay Ratio

We are providing the following information about the ratio of our CEO’s total compensation for 2017 to the total compensation of our median compensated employee for 2017 (our ‘‘CEO pay ratio’’) pursuant to Item 402(u) of Regulation S-K. The CEO pay ratio disclosed below represents a reasonable good faith estimate, calculated in a manner consistent with SEC rules, based on our payroll and employment records and the methodology described below:

•	CEO total compensation: $491,226

•	Median Employee total compensation: $87,125

•	Ratio of CEO to Median Employee: 6 to 1

All data included in the calculation is prepared in accordance with the requirements of Item 402(u) of Regulation S-K.

Methodology for Selecting the Median Employee

We prepared a list of all 62 U.S. employees, excluding the CEO and, utilizing the amount of annual base pay of all of our U.S. employees, determined the median employee. We excluded all non-U.S. employees in our foreign locations from our median calculation as they represent less than 5% of our total employee population. We selected December 31, 2017 as our determination date. The pay ratio is a reasonable estimate calculated based on rules and guidance provided by the SEC. The SEC rules allow for varying methodologies for companies to identify their median employee; other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

Director Compensation

Employee directors do not receive additional compensation for serving on the board beyond the compensation they received for serving as our officers, as described under “Executive Compensation.”

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board. In setting non-employee director compensation levels the board considers the amount of time that directors expend in fulfilling their duties as members of our board and the skill-level we require of members of our board.

DIRECTOR COMPENSATION — YEAR ENDED DECEMBER 31, 2017

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)	($)

Timothy Harned	24,375	134,000	—	—	158,375
Michael Scott	54,000	67,000	—	—	121,000
Edward Kay	55,000	67,000	—	—	122,000
Alexander Ruckdaeschel	54,000	67,000	—	—	121,000

(1)	Represents the total fair market value of stock awards granted in 2017, which was determined by multiplying the number of shares of restricted common stock granted by the closing price of our common stock as listed on NASDAQ on the day of grant. On July 12, 2017, when our closing price of our stock was $6.70. 10,000 shares were granted to each external director upon their election to the Board of Directors at our 2017 Annual Meeting. Timothy Harned was awarded 20,000 shares on June 19, 2017 upon his appointment to the board.

During 2017 cash director fees were paid to non-management members of the board of directors and board committee chairs. Further, the nonemployee directors were reimbursed for ordinary expenses incurred in connection with attendance at meetings of the board of directors.

The Company’s external board members receive annual retainer fees of $45,000. Further, the chairpersons of the Company’s external Board Committees also receive the following annual retainer fees:

•	Audit Committee - $10,000

•	Compensation Committee - $9,000

•	Nomination Committee - $9,000

The Company does not pay any cash fees for any regular meetings of the Board or Committee meetings. In the event there are special circumstances that require the formation of any Special Committees and related special meetings the Board may consider further cash consideration for the external directors on such Special Committees. In addition, each outside director is currently granted 10,000 shares of the Company’s stock on or about the Company’s Annual Meeting date.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2017, we have entered into the following transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS AND DIRECTORS.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Other than Proposal 1 and Proposal 3, none of our directors, executive officers or their associates have a substantial interest in any of the matters to be acted upon at the Annual Meeting. We have not determined the amounts or terms of any awards that may be made to any directors or executive officers in connection with Proposal 3.

Accrued Compensation and Interest Amounts

The Company has accrued compensation owed to officers of the Company for services rendered that remain outstanding. These amounts are not subject to a fixed repayment schedule and they bear interest at a rate of 8% per year, compounding monthly. The amounts were $327,469 as December 31, 2017 and $648,720 as of December 31, 2016. The related interest amounts included in Accrued Interest were $171,435 and $141,645 at December 31, 2017, 2016 respectively. Interest expense related to the outstanding current accrued compensation in Accrued Expenses to officers was $52,221 and $43,844 for the years ended December 31, 2017 and 2016, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which he is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts if it is ultimately determined that he is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment. Stockholders are requested to date and sign the enclosed proxy and to mail it promptly in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish. Otherwise your proxy will be voted for you.

By Order of the Board of Directors

/s/ Steven D. Ward
Steven D. Ward,
Corporate Secretary

Dated:	April 27, 2018
West Henrietta, New York

Appendix A

Form of amendment to Vuzix Corporation 2014 Equity Incentive Plan

Amendment No. 1 to Vuzix Corporation 2014 Equity Incentive Plan

Section 4.2 of the Vuzix Corporation 2014 Equity Incentive Plan is hereby amended and restated in its entirety to read as follows:

4.2 Share Limit. The maximum number of shares of Common Stock that may be issued under the Plan shall initially be 1,000,000 and thereafter shall automatically be increased each time the Company issues additional shares of Common Stock so that the total number of shares issuable hereunder shall at all times equal 20% of the then outstanding shares of stock, unless in any case the Board of Directors adopts a resolution providing that the number of shares issuable under this Plan shall not be so increased. (the “Share Limit”). The foregoing Share Limit is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

Vuzix Corporation As a stockholder of Vuzix Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 1:00 a.m., Central Time, on June 13, 2018. Vote Your Proxy on the Internet: Goto www.envisionreports.com/VUZI Have your proxy card available when you access the above website. Follow the prompts to vote your shares. OR Vote Your Proxy by Phone: Call 1-800-652-VOTE (8683) Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. OR Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE ¥ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ¥ A . Proposals - The Board of Directors recommends a vote FOR all the named nominees as directors, and FOR Proposal 2. 1. To elect five directors to serve until the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified. Please mark your votes like this NOMINEES: 01- Paul J. Travers 02 . Grant Russell 03 . Edward Kay 04- Timothy Harned 05 . Alexander Ruckdaeschel Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all Nominees For all EXCEPT . To withhold authority to vote for any nominee(s), write the name(s) of such nominee (s) below. 2. To ratify the appointment of Freed Maxick, CPAs, P.C. as the Companyfs independent registered public accounting firm for the year ending December 31, 2018. For Against Abstain 3. To approve an amendment to the Vuzix Corporation 2014 Equity Incentive Plan to increase the amount of shares issuable thereunder. For Against Abstain In their discretion, upon any other business that may properly come before the meeting or any Adjournment thereof.

B – Non-Voting Items – Change of Address – Please print new address below: Meeting Attendance - Mark box to the right if you plan to attend the Annual Meeting Authorized Signature – This section must be completed for your vote to be counted – Date and Sign Below Signature Name Date , 2018. NOTE: Please sign EXACTLY as name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy – VUZIX CORPORATION PROXY FOR ANNUAL MEETING TO BE HELD ON JUNE 13, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned shareholder hereby appoints PAUL J. TRAVERS and GRANT RUSSELL or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his or her substitute, to represent and to vote all the shares of common stock of Vuzix Corporation (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held at the Company’s corporate offices at 25 Hendrix Road, Suite A, New York, 14586 on June 13, 2018, at 11:00 a.m. Eastern Time and at any adjournments thereof, subject to the directions indicated on the reverse side hereof. In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the named nominees as directors, FOR Proposal 2 and FOR Proposal 3. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (IMPORTANT—This Proxy must be signed and dated)